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                      FUND ACCOUNTING SERVICING AGREEMENT


This contract between The HomeState Group, a Pennsylvania common trust, hereinafter called the "Trust," and Firstar Trust Company, a Wisconsin corporation, hereinafter called "FTC," is entered into on this 1st day of March, 1998.

     WHEREAS, The HomeState Group, is an open-ended management investment company registered under the Investment Company Act of 1940; and

     WHEREAS, Firstar Trust Company ("FTC") is in the business of providing, among other things, mutual fund accounting services to investment companies;

     NOW, THEREFORE, the parties do mutually promise and agree as follows:

     1. SERVICES. FTC agrees to provide the mutual fund accounting services described on Schedule A and herein to the Fund:

          A.   Portfolio Accounting Services:

               (1) Maintain portfolio records on a trade date + 1 basis using security trade information communicated from the investment manager on a timely basis.

               (2) For each valuation date, obtain prices from a pricing source approved by the Board of Trustees and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve the method for determining the fair value for such securities in accordance with the then-current prospectus for the portfolios.

               (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

               (4) Determine gain/loss on security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

          B.   Expense Accrual and Payment Services:

               (1) For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

               (2) Record payments for Fund expenses upon receipt of written authorization from the Trust.
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               (3)  Account for fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FTC and the Trust.

               (4)  Provide expense accrual and payment reporting.

          C.   Fund Valuation and Financial Reporting Services:

               (1) Account for fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other fund share activity as reported by the transfer agent on a timely basis.

               (2)  Apply equalization accounting as directed by the Trust.

               (3) Determine net investment income/earnings for the Trust as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

               (4) Maintain a general ledger for the Trust in the form as agreed upon.

               (5) For each day the Trust is open as defined in the prospectus, determine the net asset value of the according to the accounting policies and procedures set forth in the prospectus.

               (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operation at such time as required by the nature and characteristics of the Trust and in accordance with the then-current prospectus for the portfolios.

               (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

               (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

          D.   Tax Accounting Services:

               (1) Maintain accounting records for the investment portfolio of the Trust to support the tax reporting required for IRS-defined regulated investment companies.

               (2)  Maintain tax lot detail for the investment portfolio.

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               (3)  Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

               (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

          E.   Compliance Control Services:

               (1) Support reporting to regulatory bodies and support financial statement preparation by making the fund accounting records available to The HomeState Group, the Securities and Exchange Commission, and the outside auditors.

               (2) Maintain accounting records according to the Investment Company Act of 1940 and regulations provided thereunder.

     2. PRICING OF SECURITIES. For each valuation date, obtain prices from a pricing source selected by FTC but approved by the Trust's Board and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Fund's Board shall approve the method for determining the fair value for such securities in accordance with the then-current prospectus for the portfolios.

          If the Trust desires to provide a price which varies from the pricing source, the Trust shall promptly notify and supply FTC with the valuation of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

     3. CHANGES IN ACCOUNTING PROCEDURES. Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by the FTC.

     4. CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC. FTC reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement.

     5. COMPENSATION. FTC shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Schedule B and as mutually agreed upon and amended from time to time.

     6.   PERFORMANCE OF SERVICE.

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               A.   FTC shall exercise reasonable care in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Directors of the Fund.

               In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

               Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

               B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold FTC harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FTC and thereupon the Fund shall take over complete defense of the claim, and FTC shall in such situation initiate no further

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          legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FTC except with the Fund's prior written consent.

               C. FTC shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

     7. RECORDS. FTC shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of The Investment Company Act of 1940 as amended (the "Investment Company Act"), and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Trust and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Trust on and in accordance with its request.

          YEAR 2000.  FIRSTAR WARRANTS THAT:

     (a) Occurrence in or use by Firstar's internal computing system and all systems utilized by Firstar in servicing the Trust (collectively the "Systems") of dates on or after January 1, 2000 ("Millennium Dates") or the occurrence of the year 2000 will not adversely affect the performance of Firstar's services hereunder in any manner including, but not limited to, performance of Firstar's services hereunder in any manner including, but not limited to, performance with respect to date-dependent data, computations, output, calculating, comparing, and sequencing. The core systems to which this warranty relates are:

          The PAR System - Transfer agent shareholder accounting and shareholder servicing
          The CPORT System - Fund Accounting
          The AMtrust System - Custody
          The Blue2 System - Blue Sky
          The Mutual Direct System - Fulfillment

     (b) The Systems will create, store, process, and output information related to or including Millennium Dates without errors or omissions and at no additional cost to the Trust.

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     (c)  The Systems will be Year 2000 compliant on or before January 31, 1999 and, if such compliance will not be achieved by such date, Firstar will provide written notice of such noncompliance to the Trust on or before January 31, 1999 along with a detailed description of the status of such Y2K remediation and an expected date of compliance, which the Trust shall consider and determine in its sole discretion whether to terminate the Agreement. If the Trust determines to terminate the Agreement for such noncompliance, there shall be no additional cost or expense to the Trust related to such termination.

     (d) The Systems will not disturb the Trust's computer system regarding date-related issues.

          At the Trust's request, Firstar will provide evidence sufficient to demonstrate that the Systems meet the foregoing requirements including, but not limited to, evidence of testing and performance. This warranty and covenant shall remain in effect during the term of this Agreement. In the event of a breach of this warranty, the Trust shall have available all remedies under the law or equity, including, but not limited to, direct, incidental, and/or consequential damages. This warranty and this remedy provision shall supersede other clauses in this Agreement or other agreements between the Trust and Firstar which are inconsistent with this clause and in the case of inconsistency, the warranty and remedy provisions in this clause shall be controlling.

     8. CONFIDENTIALITY. FTC shall handle in confidence all information relating to the Trust business, which is received by FTC during the course of rendering any service hereunder.

     9. DATA NECESSARY TO PERFORM SERVICES. The Trust or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

     10. NOTIFICATION OF ERROR. The Trust will notify FTC of any balancing or control error caused by FTC within three (3) business days after receipt of any reports rendered by FTC to the Trust, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

     11. ADDITIONAL SERIES. In the event that The HomeState Group establishes one or more series of shares with respect to which it desires to have FTC render accounting services, under the terms hereof, it shall so notify FTC in writing, and if FTC agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by the FTC on a discrete basis. The portfolios currently covered by this Agreement are: The Pennsylvania Growth Fund; The Select Opportunities Fund; The Y2K Fund.

     12. TERM OF AGREEMENT. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually

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agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

     13. DUTIES IN THE EVENT OF TERMINATION. In the event that in connection with termination a Successor to any of FTC's duties or responsibilities hereunder is designated by The HomeState Group by written notice to FTC, FTC will promptly, upon such termination and at the expense of The HomeState Group, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to The HomeState Group (if such form differs from the form in which FTC has maintained the same, The HomeState Group shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records and other data by such successor.

     14. NOTICES. Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FTC shall be sent to:

          Firstar Trust Company
          615 East Michigan Street
          Milwaukee, WI  53202

and notice to Trust shall be sent to:

          1857 William Penn Way, Suite 203
          Lancaster, PA  17601

     15. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

     16. LIMITATION OF LIABILITY. FTC hereby acknowledges that it has received notice of and accepts the limitations of the Trust's liability set forth in
Section 13 of its Declaration of Trust. FTC agrees that the Fund's obligations under this Agreement with respect to the Trust and any other specific funds shall be limited to such Trust and to its assets, and that FTC shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any trustee, officer, employee or agent of the Trust, nor from the assets of shareholders of any other funds.

     IN WITNESS WHEREOF, the due execution hereof on the date first above written.

ATTEST:                                      FIRSTAR TRUST COMPANY

    Gail Zess                                By:   Michael C. McVoy
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ATTEST:                                      THE HOMESTATE GROUP

    Daniel W. Moyer                          By: /s/ Scott L. Rehr
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                                                Scott L. Rehr

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